+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

      McCulloch                     Mervyn
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        (Last)                      (First)                        (Middle)

      836 Prospect Street, Suite 2B
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                                   (Street)

      La Jolla                        CA                              92037
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol   Global Diamond Resources, Inc.
                                               (GDRS)
                                               ---------------------------------

3.  I.R.S. Identification Number of Reporting Person,
    if an entity (Voluntary)                                    000-00-0000
                                                           ---------------------

4.  Statement for Month/Year 04/98, 05/98 and 06/98
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
                               CFO
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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)                       (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/ -----------------------------------------------      End of               (D) or        ficial
                         Day/                                                         Month                Indirect      Owner-
                         Year)    Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
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$.0005 par value Common Stock    04/13/98    P    10,000        A        $.50                            D
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$.0005 par value Common Stock    04/13/98    P     9,000        A        $.49                            D
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

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$.0005 par value Common Stock    04/27/98    P    11,000        A        $.50                         D
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$.0005 par value Common Stock    04/28/98    P    50,000        A        $.50                         D
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$.0005 par value Common Stock    04/27/98    P     4,000        A        $.50                         I  By Spouse
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$.0005 par value Common Stock    05/06/98    P     2,000        A        $.45                         I  By McCulloch Family Trust
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$.0005 par value Common Stock    06/15/98    P     2,350        A        $.4375      233,850          I  By Spouse
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of                                                       Disposed of (D)
                                      Deriv-              (Month/                                    (Instr. 3, 4, and 5)
                                      ative               Day/
                                      Security            Year)

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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

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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative        6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
   Security (Instr. 3)           cisable and       Underlying Securities        of          of deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (I)
                                                                                            (Instr. 4)       (Instr. 4)
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
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

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                              /s/ Mervyn McCulloch                07/30/98
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date